UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 14, 2012

AMERICAN RESTAURANT CONCEPTS, INC.
 (Exact Name of Registrant as Specified in its Charter)

Florida (State or Other Jurisdiction of Incorporation)	000-54226 (Commission File Number)	59-3649554 (IRS Employer Identification No.)

12763 Clear Springs Drive Jacksonville, Florida (Address of Principal Executive Offices)	32225 (Zip Code)

Registrant’s telephone number, including area code:  (904) 741-5500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.01	Changes in Control of Registrant.

On January 27, 2012, Michael Rosenberger, the Chief Executive Officer, Chief Financial Officer, Secretary and sole member of the board of directors of American Restaurant Concepts, Inc. (the “Company”), entered into a Stock Sell-Buy Agreement (as amended by those certain addendums dated March 7, 2012, May 1, 2012, May 4, 2012, May 15, 2012 and August 14, 2012, the “Agreement”) with Seenu G. Kasturi pursuant to which Mr. Rosenberger agreed to sell 15,530,000 shares (“Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), in exchange for $500,000 and an undertaking by Mr. Kasturi to pay certain operating expenses on behalf of the Company that are expected to be approximately $66,000 in amount (the “Transaction”).  Mr. Kasturi agreed to pay for the Shares in cash out of his own personal cash resources.

Pursuant to the terms of the Agreement, the Transaction is expected to close the day after the later to occur of the following: (i) the date the Company’s Quarterly Report on Form 10-Q for its first fiscal quarter ended March 25, 2012 is completed and filed with the Securities and Exchange Commission (“SEC”), (ii) the date the Company’s Quarterly Report on Form 10-Q for its second fiscal quarter ended June 24, 2012 is completed and filed with the SEC, and (iii) the date the Common Stock is relisted on the Over-the-Counter Bulletin Board.

On August 14, 2012, the Shares represented approximately 45.3% of the outstanding shares of Common Stock.  As a result, the sale of the Shares by Mr. Rosenberger to Mr. Kasturi could be deemed to result in a change in control of the Company on the date the Transaction closes.

In addition, pursuant to the terms of the Agreement, beginning on the date that is six months after the date the Transaction closes, Mr. Kasturi has the right to request that Mr. Rosenberger resign from all officer and director positions that he holds with the Company.  No individuals are designated in the Agreement to fill these vacancies, and no individuals have yet been designated by Mr. Kasturi to fill these vacancies, if and when they occur.  In the event Mr. Kasturi requests that Mr. Rosenberger resign from all officer and director positions with the Company and appoints other individuals to fill those vacancies, a change in control of the Company will occur.

SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN RESTAURANT CONCEPTS, INC.

Dated: August 20, 2012	/s/ Michael Rosenberger
Michael Rosenberger
President and Chief Executive Officer